Exhibit 8.1

1710 Sixth Avenue North . P.O. Box 306 (35201). Birmingham, AL 35203-2015 www.balch.com

June 28, 2018

Alabama Power Company
600 North 18th Street
Birmingham, AL 35291

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Alabama Power Company (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (Registration Statement No. 333-216229) (the “Registration Statement”), including the Prospectus dated February 24, 2017 (the “Prospectus”) included in the Registration Statement, and a Prospectus Supplement dated June 21, 2018 (the “Prospectus Supplement”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Prospectus and the Prospectus Supplement describe the Company’s offer to sell $500,000,000 in aggregate principal amount of the Company’s Series 2018A 4.300% Senior Notes due July 15, 2048 (the “Notes”). This opinion relates to the discussion set forth under the caption “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS” of the Prospectus Supplement. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Prospectus Supplement.
In connection with the preparation of our opinion, we have examined such documents and other materials as we have deemed appropriate, including, but not limited to, the Prospectus and the Prospectus Supplement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such investigations of law as we have deemed relevant and necessary in connection with the opinions expressed herein. Our opinion assumes (i) the accuracy of the facts contained in the Prospectus and the Prospectus Supplement and other materials examined by us and (ii) the consummation of the offer to sell Notes in the manner contemplated by, and in accordance with the terms set forth in, the Prospectus and the Prospectus Supplement.

Alabama Power Company
June 28, 2018

Based upon and subject to the foregoing, the discussion contained in the Prospectus Supplement under the caption “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS” subject to the limitations described therein, constitutes the opinion of Balch & Bingham LLP. There can be no assurance that changes in the law will not take place that could affect such United States federal income tax consequences, or that contrary positions many not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.
Our opinion expresses our view only as to the United States federal income tax laws in effect as of the date hereof. The authorities upon which our opinion relies are subject to change with potential retroactive effect. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any change in United States federal income tax laws or the application or interpretation thereof that could affect our opinion.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading “Legal Matters” in the Prospectus and Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/Balch & Bingham